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                                                                       EXHIBIT A

                                                 [J.P. MORGAN PRIVATE BANK LOGO]



                                   SALES PLAN


         Sales Plan, dated November 30, 2001 (the "Sales Plan"), between Robert
W. Decherd ("Seller") and J. P. Morgan Securities Inc. ("JPMSI"). The purpose of this Sales Plan is to provide for the orderly sale of Series A common stock to achieve certain estate and tax planning objectives.

         RECITALS

         WHEREAS, the Seller desires to establish this Sales Plan to sell Series A common stock (the "Stock") of Belo Corp. (the "Issuer"); and

         WHEREAS, the Seller desires to sell a total of up to 600,000 shares of Stock (the "Total Plan Shares"); and

         WHEREAS, the Seller desires to engage JPMSI to effect sales of shares of Stock in accordance with the Sales Plan;

         NOW, THEREFORE, the Seller and JPMSI hereby agree as follows:

   A. IMPLEMENTATION OF THE SALES PLAN

         1. JPMSI shall effect a sale (each a "Sale") of Stock on each day on which the New York Stock Exchange (the "Exchange") is open and the Stock trades regular way on the Exchange (or the next business day if the Exchange is not open on such day), pursuant to the specific instructions specified on Schedule A.

         2. Seller acknowledges and agrees that JPMSI will handle the above order on a best efforts basis. In the event any limit prices of orders are away from the prevailing market prices at any time, there can be no assurance that such orders will be executed in whole or in part. Seller agrees that all orders may be partially executed and will not be treated as an all or none order.

         3. Seller agrees from time to time to deposit up to 600,000 shares of Stock into the JPMorgan Chase Bank Asset Custody Account or JPMSI Margin Brokerage Account ("Account"). JPMSI shall withdraw Stock from the Seller's Account in order to effect sales of Stock under this Sales Plan. If on any day that sales are to be made under this Sales Plan the number of shares of Stock in the Seller's Account is less than the number of shares to be sold on such day, then JPMSI shall notify Seller promptly of such deficiency, and Seller agrees to promptly deposit into the Account the number of shares of Stock necessary to eliminate such deficiency.

         4. Seller agrees not to remove or transfer shares of Stock out of the account.


                                        1

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.




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         5. To the extent that any Stock remains in the Seller's Account upon termination of this Sales Plan, JPMSI agrees to return such Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

         6. JPMSI will deduct its reasonable and customary commissions (which are mutually agreed at $0.06 per share) from the proceeds of sales of Stock under this Sales Plan, together with any other reasonable and documented expenses incurred by JPMSI in connection with such sales.

         7. The Total Plan Shares, the shares to be sold on a particular day, and the limit prices shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Sales Plan.

         8. Subject to Paragraph E.6, this Sales Plan shall become effective on March 1, 2002 ("Effective Date"), and shall terminate on the earlier of five years from the Effective Date; the date on which the Total Plan Shares have been sold; the date this Sales Plan is terminated pursuant to Paragraph E.3; or upon notification of death of the Seller, provided that at any time following three years from the Effective Date, JPMSI shall have the right, but not the obligation, to terminate this Agreement for any reason or for no reason by giving Seller prior written notice of such termination.

         9. Seller acknowledges and agrees that it does not have authority, influence or control over any sales of Stock effected by JPMSI pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales. JPMSI agrees not to seek advice from Seller with respect to the manner in which it effects sales under this Sales Plan. JPMSI shall execute the trades in such a way as to attempt to minimize the negative price impact on the market and to attempt to maximize the prices obtained for the shares sold. JPMSI may use its discretion in how to work the order to attempt to achieve the best execution above the minimum price per share, but at no time will the Seller communicate to JPMSI any instructions on how to execute the order.

         10. Seller will be notified of all transactions pursuant to customary trade confirmations that are provided in the normal course of business.

         11. Seller understands that JPMSI may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMSI, an insufficient number of shares of Stock being in the Account or a pending sale under this Sales Plan causing Seller to exceed any applicable volume limitations of Rule 144 or 145 under the Securities Act of 1933 (the "Securities Act"). If any sale cannot be executed as required by Paragraph A.1, due to a market disruption, a legal, regulatory or contractual restriction applicable to JPMSI or any other such event, JPMSI shall effect such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event or at the discretion of JPMSI, the Sales Plan may be terminated.




                                        2

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.




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         12. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

   B. RULES 144 AND 145

         The following three paragraphs shall only apply to Seller's who are subject to Rules 144 and 145.

         1. JPMSI agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 or 145 under the Securities Act, and in no event shall JPMSI effect any such sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming JPMSI's sales under this Sales Plan and those notified to JPMSI pursuant to Paragraph B.3 are the only sales subject to that limitation. Belo Corp. has undertaken to be responsible for the timely completion and filing of the required Form 144s on behalf of the Seller at the time of each individual trade, and will immediately furnish JPMSI with copies thereof by telex or electronic mail.

         2. Each such Form 144 shall state in the "Remarks" section that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date the Seller adopted this Sales Plan and shall indicate that the representation regarding the Seller's knowledge of material information speaks as of the adoption date of this Sales Plan.

         3. Seller agrees not to take any action that would cause the sales not to comply with Rule 144 or 145, and Seller agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take any action that would cause the sales not to comply with Rules 144 or 145. Seller will provide notice of any such transactions during the three months preceding the date hereof and may not enter into any other selling program or transaction without the prior consent of JPMSI.

   C. REPRESENTATIONS AND AGREEMENTS OF SELLER

         1. Seller represents and warrants that as of the time of execution of this Sales Plan, the Seller: (a) is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and, (b) is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.

         2. At the time of Seller's execution of this Sales Plan, Seller has not entered into or altered a corresponding or hedging transaction with respect to the Stock. Seller agrees not to enter into any such transaction while this Sales Plan remains in effect.


                                        3

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.




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         3. Seller agrees to make all filings, if any, required under and monitor his/her own compliance with Sections 13(d), 13(g) and 16 of the Exchange Act.

         4. Except as provided in Paragraph B.1, Seller acknowledges and agrees that JPMSI has no duty to determine whether Seller has violated Rules 144 or 145 under the Securities Act, or Sections 13(d), 13(g) or 16 of the Exchange Act or the rules adopted by the SEC thereunder. Seller understands that this Plan in no way alters Seller's obligations and responsibilities under Section 16, including those prohibitions against short swing profits.

         5. Seller understands that there may be specific state law restrictions or limitations applicable to this Sales Plan. Seller acknowledges and agrees that JPMSI has not provided Seller with any tax, accounting or legal advice. Seller understands that he should seek the advice of counsel regarding this Sales Plan and the various securities and tax law issues related thereto.

         6. Seller agrees to notify JPMSI immediately in the event of trading restrictions being imposed as the result of any lock up event restricting sales by affiliates, such as a stock offering, tender offer or pooling of interest.

         7. Seller represents and warrants that he is able to sell shares of Stock, as contemplated by this Sales Plan, in accordance with the Issuer's insider trading policies and Seller has obtained the acknowledgement of the Issuer to enter into this Sales Plan. Seller further represents and warrants that the Stock is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 or 145, if applicable).

   D. INDEMNIFICATION AND LIMITATION ON LIABILITY

         1. Seller agrees to indemnify and hold harmless JPMSI and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to JPMSI's actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller's representations and warranties hereunder) or any violation by Seller of applicable laws or regulations; provided, however that the Seller shall not be required to indemnify JPMSI for losses described above resulting directly from JPMSI's gross negligence or willful misconduct. This indemnification shall survive termination of this Sales Plan.

         2. Notwithstanding any other provision hereof, JPMSI shall not be liable to Seller for: (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility



                                        4

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.




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systems, severe weather, market disruptions or other causes commonly known as
"acts of God".

   E. GENERAL

         1. This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles and may be modified or amended only by a writing signed by the parties hereto and acknowledged by the Issuer.

         2. This Sales Plan shall be subject to all terms and conditions governing the Seller's Account, including the General Terms for Accounts and Services, the Asset Account Agreement and the JPMSI Brokerage Agreement, including such provisions dealing with binding arbitration and waiving the right to litigate.

         3. Notwithstanding anything to the contrary herein, Seller or Issuer may notify JPMSI to terminate sales under this Sales Plan or to terminate the Sales Plan in its entirety. Seller may also notify JPMSI to modify sales under this Sales Plan by providing at least five-business day's notice. Any such modification or termination shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws. Seller agrees that he will not modify this Sales Plan at any time that he is aware of any material non-public information about the Issuer and/or the Stock.

         4. All notices to JPMSI under this Sales Plan shall be given to JPMSI's office by facsimile at (212)-464-1118 or by certified mail at J.P. Morgan Securities Inc., 345 Park Avenue, 6th Floor, New York, NY 10154, Attn: Richelle
D. Mackiewicz.

         5. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of JPMSI.

         6. This Sales Plan shall not be effective until executed by Seller and JPMSI, and acknowledged by Issuer. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.



                                        5

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.




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                          /s/                                November 30, 2001
                          ------------------------------
                                   Robert W. Decherd

                          J.P. Morgan Securities Inc.
                          By:   /s/                          November 30, 2001
                             ---------------------------
                             Name:  Richelle Mackiewicz

                             Title: Vice President

Acknowledged:

Belo Corp.

By:    /s/                                      November 30,  2001
   --------------------------------
Name:    Brenda C. Maddox

Title:   Vice President/Treasurer

Address:

         400 S. Record Street
         Dallas, Texas 75202




                                        6

J.P. Morgan Private Bank is the marketing name adopted for the private banking business conducted by J.P. Morgan Chase & Co. through its subsidiary banks and brokerages, including J.P. Morgan Securities Inc.